UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 09/29/2009

Southwest Airlines Co.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-7259

Texas	74-1563240
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

P.O. Box 36611, Dallas, Texas 75235-1611

(Address of principal executive offices, including zip code)

(214) 792-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement

As of September 29, 2009, in connection with our entry into the new revolving credit agreement described in Item 2.03 hereof, we terminated the revolving credit facility dated as of April 20, 2004 (as amended) with a syndicate of banks including JPMorgan Chase Bank, N.A., as administrative agent. The prior credit facility would have expired August 9, 2010.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 29, 2009, we entered into a new $600 million three-year competitive advance and revolving credit facility agreement (the “Revolving Credit Agreement”) with a syndicate of lenders identified in the Revolving Credit Agreement. JPMorgan Chase Bank, N.A., acts as administrative agent under the Revolving Credit Agreement.

As of the date hereof, there are no amounts outstanding under the Revolving Credit Agreement. Generally, amounts outstanding under the Revolving Credit Agreement bear interest at interest rates based on either the LIBOR rate (selected by the Company for designated interest periods) or the “alternative base rate” (being the highest of (x) the prime rate, (y) one month LIBOR plus 1% or (z) the Federal Funds Effective Rate plus 0.5%), plus, in each case, a margin based on our Moody’s and S&P unsecured credit rating. We may also effect borrowings from individual lenders party to the Credit Agreement at agreed margins over the LIBOR rate or at a fixed rate, in each case for agreed periods. The commitments under the Revolving Credit Agreement may also be used by us for the issuance by certain of the lenders party thereto of letters of credit for our account. We are required to pay certain fees in connection with the Revolving Credit Agreement. For example, we must pay commitment fees on a quarterly basis in respect of the unutilized portion of the commitments under the Revolving Credit Agreement. Additionally, we are required to pay certain fees to the administrative agent for administrative services.

The Revolving Credit Agreement contains customary representations and warranties, covenants and events of default. Amounts outstanding under the Revolving Credit Agreement may be accelerated upon the occurrence of an event of default. The Revolving Credit Agreement also requires us to maintain a specified ratio of (x) adjusted net income (before interest, taxes, depreciation, amortization and aircraft rental expense) less cash dividends to (y) interest and aircraft rental expense, and to maintain an unencumbered pool of aircraft with a defined value during the term of the Revolving Credit Agreement.

The description of the Revolving Credit Agreement in this Item 2.03 is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, a copy of which is attached to this report as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	$600,000,000 Competitive Advance and Revolving Credit Facility Agreement among Southwest Airlines Co., The Banks Party thereto, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of September 29, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Airlines Co.

Date: October 5, 2009	By:	/s/ Laura Wright
Laura Wright
Senior Vice President - Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	$600,000,000 Competitive Advance and Revolving Credit Facility Agreement among Southwest Airlines Co., The Banks Party thereto, Citibank, N.A., as Syndication Agent, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Bank, N.A., as Documentation Agents and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of September 29, 2009.